UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 3, 2019

McEWEN MINING INC.

(Exact name of registrant as specified in its charter)

Colorado	001-33190	84-0796160
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 King Street West, Suite 2800

Toronto, Ontario, Canada  M5H 1J9

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number including area code:  (866) 441-0690

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	MUX	New York Stock Exchange

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2019, McEwen Mining Inc. (the “Company”) announced the resignation of Andrew Elinesky as the Company’s Senior Vice President and Chief Financial Officer, effective immediately. Also, on May 6, 2019, the Company announced the appointment of Dr. Merushe (Meri) Verli, PhD, CA, CPA, as its Chief Financial Officer. Ms. Verli’s start date with the Company will be July 2, 2019.

Ms. Verli, age 57, has extensive experience as a senior financial executive, having held several management roles in the gold mining sector. Ms. Verli currently serves as the Chief Financial Officer of PPX Mining Corp., a corporation organized under the laws of British Columbia, Canada, with securities traded on the Toronto Stock Exchange Venture, a position she has occupied since October 2017. From September 2016 until August 2017, Ms. Verli served as Senior Vice President, Finance and Treasury at Kirkland Lake Gold Ltd., a corporation organized under the laws of Ontario, Canada, with securities traded on the New York Stock Exchange (“NYSE”), the Toronto Stock Exchange (“TSX”) and the Australian Securities Exchange. From 2007 until September 2016, Ms. Verli served as Vice President, Finance at Lake Shore Gold Corp., a corporation organized under the laws of Ontario, Canada, with securities formerly traded on the NYSE American and TSX. Ms. Verli is a Chartered Professional Accountant. She holds a PhD in Economic Sciences, a Bachelor’s Degree in Geology and Engineering and a Bachelor’s Degree of Economics from the University of Tirana, Albania.

On May 3, 2019, the Company and Ms. Verli finalized the terms and conditions of her employment and memorialized those terms in an offer letter (the “Offer Letter”). Ms. Verli will be paid a salary of CAD$300,000 per year and is entitled to participate in all employee benefit plans consistent with other senior executives of the Company. Ms. Verli is also entitled to earn a performance bonus in the discretion of the Compensation Committee of the Board of Directors of the Company and based on achievement of certain key performance indicators. The target for this bonus is 60% of Ms. Verli’s annual salary.

The Offer Letter provides certain severance benefits and change of control protections. If Ms. Verli is terminated by the Company without cause during her first year of employment, the Company would be obligated to pay Ms. Verli the greater of (i) a lump sum payment equal to 12 months’ base salary, (with no bonus other than a prorated amount of any bonus granted to her); or (ii) Ms. Verli’s minimum entitlement to notice or pay in lieu of notice and statutory severance pay owed to Ms. Verli under the Ontario Employment Standards Act, 2000, as amended (the “ESA”). If Ms. Verli is terminated by the Company without cause following her first year of employment, the Company would be obligated to pay Ms. Verli the greater of (i) 12 months’ base salary plus one additional month for each year of service, up to a maximum of 18 total months of base salary, plus 1.5 times the average bonus Ms. Verli received over the prior two years; or (ii) Ms. Verli’s minimum entitlement to notice or pay in lieu of notice and statutory severance pay owed to Ms. Verli under the ESA. If either the Company or Ms. Verli terminates her employment within six months of a change in control of the Company, the Company would be obligated to pay her an amount equal to 18 months of salary and target bonus plus benefits. Additionally, upon commencing employment with the Company, Ms. Verli will be granted an option to purchase up to 180,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s stock on the grant date.

A copy of the Offer Letter is attached to this report as Exhibit 10.1 and the summary of the Offer Letter in this report is expressly qualified by reference to such Exhibit.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                                         Exhibits. The following exhibit is furnished with this report:

10.1                        Offer Letter between the Company and Dr. Merushe (Meri) Verli, PhD, CA, CPA dated May 3, 2019.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

McEWEN MINING INC.

Date: May 9, 2019	By:	/s/ Carmen Diges
Carmen Diges, General Counsel